EXHIBIT 99B.1

CONSOLIDATED STATEMENTS OF                              U S WEST, Inc.
INCOME  (UNAUDITED)
                                                Quarter Ended
Dollars in millions,                               June 30,      %
except per share amounts                       1994      1993  Change
- - ----------------------------------------  ---------------------------
SALES AND OTHER REVENUES                     $2,708    $2,541     6.6

EXPENSES
Employee-related costs                          943       883     6.8
Other operating expenses                        518       495     4.6
Taxes other than income taxes                   105       105       -
                                          ----------------------------
Earnings before interest, taxes,
 depreciation, amortization and
 other (EBITDA)                               1,142     1,058     7.9
                                          ----------------------------
Depreciation and amortization                   507       498     1.8
Interest expense                                110       107     2.8
Other income (expense) - net                     84       (17)      -
                                          ----------------------------
Income from continuing operations
 before income taxes and
 extraordinary item                             609       436    39.7

Provision for income taxes                      234       145    61.4
                                          ----------------------------
Income from continuing operations
 before extraordinary item                      375       291    28.9

Discontinued operations:
 Income to June 1, 1993,
  net of tax                                     -         18       -
 Estimated loss from June 1,
  1993 through disposal,
  net of tax                                     -       (100)      -

Extraordinary item - early
 extinguishment of debt, net of tax              -        (50)      -
                                          ----------------------------
NET INCOME                                     $375      $159       -
                                          ============================


Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

CONSOLIDATED STATEMENTS OF                              U S WEST, Inc.
INCOME  (UNAUDITED)
                                               Quarter Ended
                                                  June 30,       %
                                               1994      1993  Change
- - ----------------------------------------  ---------------------------
Earnings (loss) per share:
 Continuing operations                        $0.83     $0.70    18.6
 Discontinued operations:
  Income to June 1, 1993                         -       0.04       -
  Estimated loss from June 1, 1993
   through disposal                              -      (0.24)      -
 Extraordinary item                              -      (0.12)      -
                                          ----------------------------
EARNINGS PER SHARE                            $0.83     $0.38       -
                                          ============================
